AMENDMENT

THIS AMENDMENT (the "Amendment") is made by and between Chyron Corporation (the "Company") and the undersigned Debenture holder (the "Holder") as of March 22 , 2005. Unless otherwise defined herein, defined terms used in the Amendment shall have the same definition as terms in the Series C 7% Subordinated Convertible Debenture Due December 31, 2005 (the "Debenture").

WHEREAS, the Holder has been issued a Debenture by the Company which is due on December 31, 2005; and

WHEREAS, the Company wishes to modify the maturity date and to pre-pay one-half of the principal of the Debenture and the Holder agrees to the modification subject to the terms and conditions set out below.

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

    Amendment. Pursuant to Section 5.5 of the Debenture, the parties agree that the Debenture is amended as follows:

    (a) One half of the principal of the Debenture, and accrued interest thereon through March 31, 2005, as set forth below (the "Pre-Payment Amount"), shall be due and payable on March 31, 2005; and

    (b) The remaining principal of the Debenture as set forth below, and accrued interest thereon, shall be due and payable on April 30, 2006.

    Payment. This Amendment is effective upon the payment (the "Payment") by the Company to the Holder of the Pre-Payment Amount. The Payment shall be made on March 31, 2005.

    No Other Changes. Except as agreed to herein, all other terms of the Debenture shall remain in full force and effect.

IN WITNESS HEREOF, the undersigned agree to be bound as of the date first written above.

CHYRON CORPORATION

By:
Name:	Jerry Kieliszak
Title:	Senior VP and CFO

HOLDER:

Debenture Numbers:

By:
Name:
Title:

Debenture Principal [consisting of one half of original principal and one half of accrued interest for the period through January 31, 2005 paid in the form of additional principal]: $_________________.

Debenture Interest [consisting of one half of interest earned for the period February 1, 2005 to March 31, 2005, inclusive]: $_________________.

Pre-Payment Amount to be Paid [sum of above two amounts]:$____________________.

Remaining Debenture Principal at March 31, 2005 [consisting of one half of original principal and one half of accrued interest for the period through January 31, 2005 paid in the form of additional principal]: $_________________.